Exhibit 99.1

Media Relations: Jeanmarie McFadden 212-761-2433	Investor Relations: Suzanne Charnas 212-761-3043

Morgan Stanley Reports Second Quarter 2010:

●	Net Revenues of $8.0 Billion

●	Income from Continuing Operations of $0.80 per Diluted Share (Includes $0.27 from Changes in Morgan Stanley’s Debt-Related Credit Spreads and $0.20 from a Discrete Tax Benefit)

●	Book Value per Common Share Increased 7% During the Quarter to $29.65

NEW YORK, July 21, 2010 – Morgan Stanley (NYSE: MS) today reported income of $1.4 billion, or $0.80 per diluted share, from continuing operations applicable to Morgan Stanley for the quarter ended June 30, 2010 compared with a loss of $138 million, or $1.36 per diluted share, for the same period a year ago.  Net revenues were $8.0 billion for the current quarter compared with $5.2 billion a year ago.  Net revenues in the current quarter included positive revenue of $750 million compared with negative revenue of $2.3 billion in the prior year’s second quarter related to Morgan Stanley’s debt-related credit spreads (DVA).1, 2  Comparisons of current quarter results with the prior year were affected by the results of Morgan Stanley Smith Barney (MSSB),3 which closed on May 31, 2009.  The results for the quarter also included a tax benefit of $345 million, or $0.20 per diluted share, associated with the remeasurement of tax reserves based on the status of federal and state examinations.  The annualized return on average common equity from continuing operations was 12.2% in the quarter.

For the quarter net income applicable to Morgan Stanley, including discontinued operations, was $1.09 per diluted share compared with a net loss of $1.10 per diluted share in the second quarter of 2009.  Discontinued operations included an after-tax gain of $514 million related to the sale of substantially all of the retail asset management business, including Van Kampen Investments, Inc.4

Compensation expenses of $3.9 billion included a charge of $361 million related to the U.K. government’s payroll tax on 2009 discretionary bonuses.5 Compensation expenses increased slightly from $3.8 billion a year ago as higher compensation costs related to MSSB3 were mostly offset by lower compensation costs in Institutional Securities.  The Firm’s compensation to net revenue ratio for the current quarter was 49% compared with 73% a year ago.  Non-compensation expenses of $2.4 billion increased from $2.0 billion a year ago, primarily due to the inclusion of MSSB.3

Business Highlights

●	Investment banking revenues were $885 million: Morgan Stanley ranked #2 in global announced and completed M&A and #1 in global IPOs.6

●	Sales and trading net revenues were $3.7 billion and included positive revenue of approximately $750 million related to DVA2 in the current quarter.

●	Global Wealth Management delivered net revenues of $3.1 billion, with client assets of $1.5 trillion and 18,087 global representatives.

●
Asset Management reported net revenues of $410 million, and Morgan Stanley completed the previously announced sale of substantially all of the retail asset management business, including Van Kampen Investments, Inc., to Invesco Ltd.

●	Morgan Stanley and Mitsubishi UFJ Financial Group, Inc. commenced operations of the previously announced joint venture on May 1, 2010.7

James P. Gorman, President and Chief Executive Officer, said, “While markets were challenging this quarter, Morgan Stanley benefited from a deliberate and disciplined focus on execution.  We strengthened leading market positions in our client-focused Investment Banking business, improved client flows in Sales and Trading, and continued progress on the integration of Morgan Stanley Smith Barney as well as the repositioning of our Asset Management business.  We still have a great deal of work to do across our global franchise and anticipate that the difficult market environment may continue in the months ahead.  That said, we believe that regulatory reforms are a key step toward restoring trust in the industry and the markets.”

Summary of Business Segment Results
($ millions)
	Institutional Securities		Global Wealth Management		Asset Management
	Net	Pre-Tax	Net	Pre-Tax	Net	Pre-Tax
	Revenues	Income	Revenues	Income	Revenues	Income
2Q 2010	$4,502	$1,570	$3,074	$207	$410	($86)
1Q 2010	$5,344	$2,067	$3,105	$278	$653	$173
2Q 2009	$2,967	($298)	$1,923	($71)	$358	($210)

INSTITUTIONAL SECURITIES

Institutional Securities reported pre-tax income from continuing operations of $1.6 billion compared with a pre-tax loss from continuing operations of $298 million in the second quarter of last year.  The quarter’s pre-tax margin was 35%.8  Net revenues were $4.5 billion compared with $3.0 billion a year ago.  DVA resulted in positive revenue of approximately $750 million in the current quarter compared with negative revenue of $2.3 billion a year ago.2  Due to the divergence in DVA in the comparative periods, the following discussion for fixed income and equity sales and trading focuses on current quarter results.

•	Advisory revenues of $288 million increased 7% from a year ago and reflected higher levels of completed activity compared with a year ago.

•
Underwriting revenues of $597 million declined 30% from last year’s second quarter on lower levels of market activity.  Equity underwriting revenues of $269 million declined from $456 million a year ago.  Fixed income underwriting revenues decreased 18% to $328 million from last year’s second quarter.

•
Fixed income sales and trading net revenues were $2.3 billion and reflected positive revenue of $602 million related to DVA noted above.2  Results for the current quarter reflected improving customer flows in Interest Rate, Credit & Currency (IRCC), which were partly offset by a challenging trading environment.  Net revenues in commodities for the current quarter were primarily driven by revenues recognized on certain structured transactions.

•
Equity sales and trading net revenues were $1.4 billion for the quarter and reflected positive revenue of $129 million related to DVA noted above.2  Results in the cash and derivatives businesses reflected improving customer flows in a challenging trading environment.  Prime brokerage reported solid results for the quarter.

•
Other sales and trading net losses of $101 million for the quarter included net mark-to-market losses of $277 million on loans and lending commitments, partly offset by net revenues of $176 million from other hedging activities.

•
Investment losses of $68 million, which reflected lower equity valuations in the current quarter, declined from a loss of $184 million a year ago.  The prior year quarter primarily included losses on investments in real estate.

•
Compensation expenses of $1.6 billion for the current quarter included a charge of $354 million related to the U.K. government’s payroll tax on 2009 discretionary bonuses.  Compensation costs decreased from $2.1 billion a year ago primarily reflecting lower net revenues, excluding the effect of changes in DVA noted above.2  The compensation to net revenue ratio for the current quarter was 36% compared with 71% a year ago.  Non-compensation expenses of $1.3 billion increased 12% from a year ago, and reflected higher legal costs.

•
Morgan Stanley’s average aggregate trading and non-trading Value-at-Risk (VaR) measured at the 95% confidence level was $164 million compared with $169 million in the first quarter of 2010.  Average trading VaR was $139 million compared with $143 million in the first quarter of 2010.

GLOBAL WEALTH MANAGEMENT

Global Wealth Management Group reported pre-tax income from continuing operations of $207 million compared with a pre-tax loss from continuing operations of $71 million in the second quarter of last year.  Comparisons of the quarter’s results with prior periods were affected by the results of MSSB,3 which closed on May 31, 2009.  The quarter’s pre-tax margin was 7%.8  Income after the non-controlling interest allocation to Citigroup Inc. and before taxes was $171 million.9

•
Net revenues were $3.1 billion compared with $1.9 billion a year ago.  The increase primarily reflected incremental net revenues, following the closing of the MSSB transaction, which were partly offset by the effect of weaker market conditions.

•
Compensation expenses of $2.0 billion increased from $1.4 billion a year ago due to the inclusion of MSSB for the full quarter.  The compensation to net revenue ratio for the current quarter was 64% compared with 71% a year ago.  Non-compensation expenses of $901 million increased from $632 million a year ago primarily due to the inclusion of MSSB.  The results for this quarter included costs of approximately $106 million related to the MSSB integration.

•	Total client assets were $1.5 trillion at quarter-end. Client assets in fee-based accounts were $396 billion and represented 26% of total client assets.

•	The 18,087 global representatives at quarter-end achieved average annualized revenue per global representative of $679,000 and total client assets per global representative of $83 million.

ASSET MANAGEMENT

Asset Management reported a pre-tax loss from continuing operations of $86 million compared with a pre-tax loss from continuing operations of $210 million in last year’s second quarter.  Discontinued operations included the operating results and the gain related to the sale of substantially all of the retail asset management business, including Van Kampen Investments, Inc.

•	Net revenues were $410 million compared with $358 million a year ago.

•
Net revenues in the Core business10 were $300 million compared with $471 million in last year’s second quarter.  The decrease in net revenues primarily reflected gains of $128 million in the prior year related to the disposition of the remaining securities issued by structured investment vehicles held on the Firm’s balance sheet, and principal investment losses in the quarter compared with gains a year ago.

•
Net revenues in the Merchant Banking business were $110 million compared with negative revenues of $113 million in last year’s second quarter.  The increase in net revenues primarily reflected principal trading losses in the prior year related to a mark-to-market loss on a lending facility to a real estate fund sponsored by Morgan Stanley as well as losses in other real estate investments compared with modest gains this quarter.

•
Compensation expenses were $282 million compared with $331 million a year ago.  The decrease primarily reflected principal investment losses in the quarter in employee deferred compensation and co-investment plans compared with gains in the prior year, partly offset by certain international tax equalization payments.  The compensation to net revenue ratio for the quarter was 69% compared with 93% a year ago.  Non-compensation expenses of $214 million decreased 10% from a year ago.

•
Assets under management or supervision at June 30, 2010 of $251 billion increased from $242 billion a year ago.  The increase reflected market appreciation partly offset by net customer outflows primarily in Morgan Stanley’s money market funds.

CAPITAL

Morgan Stanley’s Tier 1 capital ratio, under Basel I, was approximately 16.4% and Tier 1 common ratio was approximately 9.2%.8, 11

As of June 30, 2010, Morgan Stanley had not repurchased any shares of its common stock as part of its capital management share repurchase program.

Book value per common share was $29.65, based on 1.4 billion shares outstanding.  In addition to net income applicable to Morgan Stanley, book value increased by $0.51 per share related to an after-tax gain of $717 million on the sale of the Firm's non-controlling interest in its Japanese institutional securities business.  This gain was recorded in other comprehensive income.

OTHER MATTERS

The effective tax rate from continuing operations for the current quarter was 12.9%.  As noted previously, the results for the quarter included a tax benefit of $345 million associated with the remeasurement of tax reserves based on the status of federal and state examinations.  Excluding this benefit, the quarter’s annual effective tax rate would have been 33.5%.

Morgan Stanley announced that its Board of Directors declared a $0.05 quarterly dividend per common share. The dividend is payable on August 13, 2010 to common shareholders of record on July 30, 2010.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and other items throughout the Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

1 Represents the changes in Morgan Stanley’s credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as “DVA”).

2 Due to DVA, sales and trading net revenue for the quarter ended June 30, 2010 included positive revenue of $750 million (fixed income: $602 million; equity: $129 million; other: $19 million) and sales and trading net revenue for the quarter ended June 30, 2009 included negative revenue of $2.3 billion (fixed income: $1.3 billion; equity: $757 million; other: $237 million).

3 MSSB results included revenues and expenses (compensation and non-compensation), related to legacy Smith Barney operations, that were incremental to the Firm’s financial results subsequent to the closing on May 31, 2009.

4 The cumulative after-tax gain on the sale of this business is $673 million, of which $514 million is recorded in the current quarter.  Additional gains of $159 million were recorded in discontinued operations in prior quarters.

5 The charge is included in the business segments as follows: Institutional Securities: $354 million, Global Wealth Management: $4 million and Asset Management: $3 million.

6 Source: Thomson Reuters – for the period of January 1, 2010 to June 30, 2010 as of July 6, 2010.

7 The operating results of this joint venture were included in the Institutional Securities business segment and were not material to this quarter.

8 Pre-tax margin and Tier 1 common ratios are non-GAAP measures.  Pre-tax margin represents income or loss from continuing operations before tax, divided by net revenues.  The Tier 1 common ratio equals Tier 1 capital (see note 11) less qualifying perpetual preferred stock, qualifying trust preferred securities and qualifying restricted core capital elements, adjusted for the portion of goodwill and non-servicing assets associated with MSSB’s non-controlling interests divided by risk-weighted assets.  Morgan Stanley and investors utilize these measures to assess operating performance and capital adequacy.

9 Morgan Stanley owns 51% of MSSB, which is consolidated.  The results related to the 49% interest retained by Citigroup Inc. are reported in the net income / (loss) applicable to non-controlling interests on page 8 of Morgan Stanley’s Financial Supplement accompanying this release.

10 The Core business includes traditional, hedge funds and fund of funds asset management.

11 The Firm calculates its Tier 1 capital ratio and risk-weighted assets in accordance with the capital adequacy standards for financial holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement and Capital Standards, July 1988, as amended, also referred to as Basel I.  These computations are preliminary estimates as of July 21, 2010 (the date of this release) and could be subject to revision in Morgan Stanley’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2010	Mar 31, 2010	June 30, 2009	Mar 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009	Change
Net revenues
Institutional Securities	$4,502	$5,344	$2,967	(16%)	52%	$9,846	$4,568	116%
Global Wealth Management Group	3,074	3,105	1,923	(1%)	60%	6,179	3,222	92%
Asset Management	410	653	358	(37%)	15%	1,063	380	180%
Intersegment Eliminations	(36)	(24)	(51)	(50%)	29%	(60)	(76)	21%
Consolidated net revenues	$7,950	$9,078	$5,197	(12%)	53%	$17,028	$8,094	110%

Income / (loss) from continuing operations before tax
Institutional Securities	$1,570	$2,067	$(298)	(24%)	*	$3,637	$(762)	*
Global Wealth Management Group	207	278	(71)	(26%)	*	485	48	*
Asset Management	(86)	173	(210)	*	59%	87	(493)	*
Intersegment Eliminations	(13)	(2)	(5)	*	(160%)	(15)	(7)	(114%)
Consolidated income / (loss) from continuing operations before tax	$1,678	$2,516	$(584)	(33%)	*	$4,194	$(1,214)	*

Income / (loss) applicable to Morgan Stanley
Institutional Securities	$1,382	$1,733	$(122)	(20%)	*	$3,115	$39	*
Global Wealth Management Group	110	99	76	11%	45%	209	149	40%
Asset Management	(44)	14	(89)	*	51%	(30)	(339)	91%
Intersegment Eliminations	(11)	(1)	(3)	*	*	(12)	(4)	(200%)
Consolidated income / (loss) applicable to Morgan Stanley	$1,437	$1,845	$(138)	(22%)	*	$3,282	$(155)	*
Earnings / (loss) applicable to Morgan Stanley common shareholders	$1,578	$1,411	$(1,256)	12%	*	$2,990	$(1,834)	*

Earnings per basic share:
Income from continuing operations	$0.84	$1.12	$(1.36)	(25%)	*	$1.96	$(1.82)	*
Discontinued operations	$0.36	$(0.05)	$0.26	*	38%	$0.31	$0.11	182%
Earnings per basic share	$1.20	$1.07	$(1.10)	12%	*	$2.27	$(1.71)	*

Earnings per diluted share:
Income from continuing operations	$0.80	$1.03	$(1.36)	(22%)	*	$1.82	$(1.82)	*
Discontinued operations	$0.29	$(0.04)	$0.26	*	12%	$0.26	$0.11	136%
Earnings per diluted share	$1.09	$0.99	$(1.10)	10%	*	$2.08	$(1.71)	*

Notes:	-	Results include Morgan Stanley Smith Barney (MSSB) effective from May 31, 2009.
-
Results for the quarters ended June 30, 2010 and June 30, 2009 include positive / (negative) revenue of $0.7 billion and $(2.3) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long-term debt.  The effect of movement in these credit spreads for the quarter ended March 31, 2010 was immaterial.

	-	Income / (loss) applicable to Morgan Stanley represents consolidated income / (loss) from continuing operations applicable to Morgan Stanley before gain / (loss) from discontinued operations.
-
For the quarter ended June 30, 2010, discontinued operations primarily included the operating results of the retail asset management business including Van Kampen and an after-tax gain of approximately $514 million related to the sale of this business.  For the quarter ended March 31, 2010, discontinued operations included a loss of $932 million (reported in Institutional Securities) on the disposition of Revel Entertainment Group, LLC, (Revel), a subsidiary of the Firm, a gain of $775 million (not reported in a business segment) related to a legal settlement with Discover Financial Services and the operating results of the retail asset management business, including Van Kampen (reported in Asset Management).

	-	Summation of the quarters' earnings per common share may not equal the year-to-date amounts due to the averaging effect of the number of shares and share equivalents throughout the year.

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	June 30, 2010	Mar 31, 2010	June 30, 2009	Mar 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009	Change
Revenues:
Investment banking	$1,080	$1,060	$1,266	2%	(15%)	$2,140	$2,139	--
Principal transactions:
Trading	3,346	3,751	1,732	(11%)	93%	7,097	3,087	130%
Investments	(52)	369	(125)	*	58%	317	(1,275)	*
Commissions	1,316	1,261	973	4%	35%	2,577	1,743	48%
Asset management, distribution and admin. fees	1,974	1,963	1,158	1%	70%	3,937	2,024	95%
Other	134	293	390	(54%)	(66%)	427	637	(33%)
Total non-interest revenues	7,798	8,697	5,394	(10%)	45%	16,495	8,355	97%

Interest income	1,755	1,748	1,648	--	6%	3,503	3,893	(10%)
Interest expense	1,603	1,367	1,845	17%	(13%)	2,970	4,154	(29%)
Net interest	152	381	(197)	(60%)	*	533	(261)	*
Net revenues	7,950	9,078	5,197	(12%)	53%	17,028	8,094	110%

Non-interest expenses:
Compensation and benefits	3,887	4,418	3,803	(12%)	2%	8,305	5,781	44%

Non-compensation expenses:
Occupancy and equipment	403	392	373	3%	8%	795	710	12%
Brokerage, clearing and exchange fees	371	348	267	7%	39%	719	515	40%
Information processing and communications	416	395	313	5%	33%	811	595	36%
Marketing and business development	153	134	120	14%	28%	287	230	25%
Professional services	497	395	384	26%	29%	892	687	30%
Other	545	480	521	14%	5%	1,025	790	30%
Total non-compensation expenses	2,385	2,144	1,978	11%	21%	4,529	3,527	28%

Total non-interest expenses	6,272	6,562	5,781	(4%)	8%	12,834	9,308	38%

Income / (loss) from continuing operations before taxes	1,678	2,516	(584)	(33%)	*	4,194	(1,214)	*
Income tax provision / (benefit) from continuing operations	217	436	(319)	(50%)	*	653	(914)	*
Income / (loss) from continuing operations	1,461	2,080	(265)	(30%)	*	3,541	(300)	*
Gain / (loss) from discontinued operations after tax	523	(69)	298	*	76%	454	143	*
Net income / (loss)	$1,984	$2,011	$33	(1%)	*	$3,995	$(157)	*
Net income / (loss) applicable to non-controlling interests	24	235	(116)	(90%)	*	259	(129)	*
Net income / (loss) applicable to Morgan Stanley	1,960	1,776	149	10%	*	3,736	(28)	*
Earnings / (loss) applicable to Morgan Stanley common shareholders	$1,578	$1,411	$(1,256)	12%	*	$2,990	$(1,834)	*

Amounts applicable to Morgan Stanley:
Income / (loss) from continuing operations	1,437	1,845	(138)	(22%)	*	3,282	(155)	*
Gain / (loss) from discontinued operations after tax	523	(69)	287	*	82%	454	127	*
Net income / (loss) applicable to Morgan Stanley	$1,960	$1,776	$149	10%	*	$3,736	$(28)	*

Pre-tax profit margin	21%	28%	*			25%	*
Compensation and benefits as a % of net revenues	49%	49%	73%			49%	71%
Non-compensation expenses as a % of net revenues	30%	24%	38%			27%	44%
Effective tax rate from continuing operations	12.9%	17.3%	54.6%			15.6%	75.3%

Notes:	-	Results include MSSB effective from May 31, 2009.
-
Pre-tax profit margin is a non-GAAP measure that the Firm and investors use to assess operating performance.  Pre-tax profit margin is defined as income / (loss) from continuing operations before taxes, as a % of net revenues.

-
The quarter ended June 30, 2010 included a discrete tax benefit of $345 million related to the remeasurement of tax reserves based on the status of federal and state tax examinations.  Excluding this benefit, the effective tax rate for the quarter would have been 33.5%.

-
The quarter ended March 31, 2010 included a discrete tax benefit of $382 million associated with prior year undistributed earnings of certain non-U.S. subsidiaries that were determined to be indefinitely reinvested abroad.  Excluding this benefit, the effective tax rate for the quarter would have been 32.5%.